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                                                                         ANNEX A

                 PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988
                                   CHAPTER 25
                       SUBCHAPTER E. CONTROL TRANSACTIONS

    2541 APPLICATION AND EFFECT OF SUBCHAPTER. -- (a) General rule. -- Except as otherwise provided in this section, this subchapter shall apply to a registered corporation unless:

        (1) the registered corporation is one described in section 2502(1)(ii) or (2) (relating to registered corporation status):

        (2) the bylaws, by amendment adopted either:

           (i) by March 23, 1984; or

           (ii) on or after March 23, 1988, and on or before June 21, 1988; and, in either event, not subsequently rescinded by an article amendment, explicitly provide that this subchapter shall not be applicable to the corporation in the case of a corporation which on June 21, 1988, did not have outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors (a bylaw adopted on or before June 21, 1988, by a corporation excluded from the scope of this paragraph by the restriction of this paragraph relating to certain outstanding preference shares shall be ineffective unless ratified under paragraph (3));

        (3) the bylaws of which explicitly provide that this subchapter shall not be applicable to the corporation by amendment ratified by the board of directors on or after December 19, 1990, and on or before March 19, 1991, in the case of a corporation:

           (i) which on June 21, 1988, had outstanding one or more classes or series of preference shares entitled, upon the occurrence of a default in the payment of dividends or another similar contingency, to elect a majority of the members of the board of directors; and

           (ii) the bylaws of which on that date contained a provision described in paragraph (2); or

        (4) the articles explicitly provide that this subchapter shall not be applicable to the corporation by a provision included in the original articles, by an article amendment adopted prior to the date of the control transaction and prior to or on March 23, 1988, pursuant to the procedures then applicable to the corporation, or by an article amendment adopted prior to the date of the control transaction and subsequent to March 23, 1988, pursuant to both:

           (i) the procedures then applicable to the corporation; and

           (ii) unless such proposed amendment has been approved by the board of directors of the corporation, in which event this subparagraph shall not be applicable, the affirmative vote of the shareholders entitled to cast at least 80% of the votes which all shareholders are entitled to cast thereon.

A reference in the articles or bylaws to former section 910 (relating to right of shareholders to receive payment for shares following a control transaction) of the act of May 5, 1933 (P.L. 364, No. 106), known as the Business Corporation Law of 1933, shall be a reference to this subchapter for the purposes of this section. See section 101(c) (relating to references to prior statutes).

    (b) Inadvertent transactions. -- This subchapter shall not apply to any person or group that inadvertently becomes a controlling person or group if that controlling person or group, as soon as practicable, divests itself of a sufficient amount of its voting shares so that it is no longer a controlling person or group.

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    (c)  Certain  subsidiaries.  --  This  subchapter  shall  not  apply  to any
corporation  that  on  December  23,  1983,  was  a  subsidiary  of  any   other
corporation.

    2542 DEFINITIONS. -- The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

    "Control transaction." The acquisition by a person or group of the status of a controlling person or group.

    "Controlling  person or group." A controlling  person or group as defined in section 2543 (relating to controlling person or group).

    "Fair value." A value not less than the highest price paid per share by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction plus an increment representing any value, including, without limitation, any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

    "Partial payment amount." The amount per share specified in section 2545 (c)
(2) (relating to contents of notice).

    "Subsidiary." Any corporation as to which any other corporation has or has the right to acquire, directly or indirectly, through the exercise of all warrants, options and rights and the conversion of all convertible securities, whether issued or granted by the subsidiary or otherwise, voting power over voting shares of the subsidiary that would entitle the holders thereof to cast in excess of 50% of the votes that all shareholders would be entitled to cast in the election of directors of such subsidiary, except that a subsidiary will not be deemed to cease being a subsidiary as long as such corporation remains a controlling person or group within the meaning of this subchapter.

    "Voting shares." The term shall have the meaning specified in section 2552 (relating to definitions).

    2543 CONTROLLING PERSON OR GROUP. -- (a) General rule. -- For the purpose of this subchapter, a "controlling person or group" means a person who has, or a group of persons acting in concert that has, voting power over voting shares of the registered corporation that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation.

    (b) Exceptions generally. -- Notwithstanding subsection (a):

        (1) A person or group which would otherwise be a controlling person or group within the meaning of this section shall not be deemed a controlling person or group unless, subsequent to the later of March 23, 1988, or the date this subchapter becomes applicable to a corporation by bylaw or article amendment or otherwise, that person or group increases the percentage of outstanding voting shares of the corporation over which it has voting power to in excess of the percentage of outstanding voting shares of the corporation over which that person or group had voting power on such later date, and to at least the amount specified in subsection (a), as the result of forming or enlarging a group or acquiring, by purchase, voting power over voting shares of the corporation.

        (2) No person or group shall be deemed to be a controlling person or group at any particular time if voting power over any of the following voting shares is required to be counted at such time in order to meet the 20% minimum:

           (i) Shares which have been held continuously by a natural person since January 1, 1983, and which are held by such natural person at such time.

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           (ii)  Shares which  are held  at such time  by any  natural person or trust, estate, foundation or other similar entity to the extent the shares were acquired solely by gift, inheritance, bequest, devise or other testamentary distribution or series of these transactions, directly or indirectly, from a natural person who had acquired the shares prior to January 1, 1983.

          (iii) Shares which were acquired pursuant to a stock split, stock dividend, reclassification or similar recapitalization with respect to shares described under this paragraph that have been held continuously since their issuance by the corporation by the natural person or entity that acquired them from the corporation or that were acquired, directly or indirectly, from such natural person or entity, solely pursuant to a transaction or series of transactions described in subparagraph (ii), and that are held at such time by a natural person or entity described in subparagraph (ii).

          (iv) Control shares as defined in section 2562 (relating to definitions) which have not yet been accorded voting rights pursuant to section 2564(a) (relating to voting rights of shares acquired in a control-share acquisition).

           (v) Shares, the voting rights of which are attributable to a person under subsection (d) if:

               (A) the person acquired the option or conversion right directly from or made the contract, arrangement or understanding or has the relationship directly with the corporation; and

               (B) the person does not at the particular time own or otherwise effectively possess the voting rights of the shares.

          (vi) Shares acquired directly from the corporation or an affiliate or associate, as defined in section 2552 (relating to definitions), of the corporation by a person engaged in business as an underwriter of securities who acquires the shares through his participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933.

        (3) In determining whether a person or group is or would be a controlling person or group at any particular time, there shall be disregarded voting power arising from a contingent right of the holders of one or more classes or series of preference shares to elect one or more members of the board of directors upon or during the continuation of a default in the payment of dividends on such shares or another similar contingency.

    (c) Certain record holders. -- A person shall not be a controlling person under subsection (a) if the person holds voting power, in good faith and not for the purpose of circumventing this subchapter, as an agent, bank, broker, nominee or trustee for one or more beneficial owners who do not individually or, if they are a group acting in concert, as a group have the voting power specified in subsection (a), or who are not deemed a controlling person or group under subsection (b).

    (d) Existence of voting power. -- For the purposes of this subchapter, a person has voting power over a voting share if the person has or shares, directly or indirectly, through any option, contract, arrangement, understanding, conversion right or relationship, or by acting jointly or in concert or otherwise, the power to vote, or to direct the voting of, the voting share.

    2544 RIGHT OF SHAREHOLDERS TO RECEIVE PAYMENT FOR SHARES. -- Any holder of voting shares of a registered corporation that becomes the subject of a control transaction who shall object to the transaction shall be entitled to the rights and remedies provided in this subchapter.

    2545 NOTICE TO SHAREHOLDERS. -- (a)   General rule. -- Prompt notice that  a
control transaction has occurred shall be given by the controlling person or group to:

        (1) Each shareholder of record of the registered corporation holding voting shares.

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        (2)  To the court, accompanied  by a petition to  the court praying that the fair value of the voting shares of the corporation be determined pursuant to section 2547 (relating to valuation procedures) if the court should receive pursuant to section 2547 certificates from shareholders of the corporation or an equivalent request for transfer of uncertificated securities.

    (b) Obligations of the corporation. -- If the controlling person or group so requests, the corporation shall, at the option of the corporation and at the expense of the person or group, either furnish a list of all such shareholders to the person or group or mail the notice to all such shareholders.

    (c) Contents of notice. -- The notice shall state that:

        (1) All shareholders are entitled to demand that they be paid the fair value of their shares.

        (2) The minimum value the shareholder can receive under this subchapter is the highest price paid per share by the controlling person or group within the 90-day period ending on and including the date of the control transaction, and stating that value.

        (3) If the shareholder believes the fair value of his shares is higher, that this subchapter provides an appraisal procedure for determining the fair value of such shares, specifying the name of the court and its address and the caption of the petition referenced in subsection (a) (2), and stating that the information is provided for the possible use by the shareholder in electing to proceed with a court-appointed appraiser under section 2547.

There shall be included in, or enclosed with, the notice a copy of this subchapter.

    (d) Optional procedure. The controlling person or group may, at its option, supply with the notice referenced in subsection (c) a form for the shareholder to demand payment of the partial payment amount directly from the controlling person or group without utilizing the court-appointed appraiser procedure of section 2547, requiring the shareholder to state the number and class or series, if any, of the shares owned by him, and stating where the payment demand must be sent and the procedures to be followed.

    2546 SHAREHOLDER DEMAND FOR FAIR VALUE. -- (a) General rule. -- after the occurrence of the control transaction, any holder of voting shares of the registered corporation may, prior to or within a reasonable time after the notice required by section 2545 (relating to notice to shareholders) is given, which time period may be specified in the notice, make written demand on the controlling person or group for payment of the amount provided in subsection (c) with respect to the voting shares of the corporation held by the shareholder, and the controlling person or group shall be required to pay that amount to the shareholder pursuant to the procedures specified in section 2547 (relating to valuation procedures).

    (b) Contents of demand. -- The demand of the shareholder shall state the number and class or series, if any, of the shares owned by him with respect to which the demand is made.

    (c) Measure of value. -- A shareholder making written demand under this section shall be entitled to receive cash for each of his shares in an amount equal to the fair value of each voting share as of the date on which the control transaction occurs, taking into account all relevant factors, including an increment representing a proportion of any value payable for acquisition of control of the corporation.

    (d) Purchases independent of subchapter. -- The provisions of this subchapter shall not preclude a controlling person or group subject to this subchapter from offering, whether in the notice required by section 2545 or otherwise, to purchase voting shares of the corporation at a price other than that provided in subsection (c), and the provisions of this subchapter shall not preclude any shareholder from agreeing to sell his voting shares at that or any other price to any person.

    2547 VALUATION PROCEDURES. -- (a) General rule. -- If, within 45 days (or such other time period, if any, as required by applicable law) after the date of the notice required by section 2545 (relating to notice to shareholders), or, if such notice was not provided prior to the date of the written demand by the shareholder under section 2546 (relating to shareholder demand for fair value), then

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within  45 days (or such other time  period, if any, required by applicable law)
of the date of such written demand, the controlling person or group and the shareholder are unable to agree on the fair value of the shares or on a binding procedure to determine the fair value of the shares, then each shareholder who is unable to agree on both the fair value and on such a procedure with the controlling person or group and who so desires to obtain the rights and remedies provided in this subchapter shall, no later than 30 days after the expiration of the applicable 45-day or other period, surrender to the court certificates representing any of the shares that are certificated shares, duly endorsed for transfer to the controlling person or group, or cause any uncertificated shares to be transferred to the court as escrow agent under subsection (c) with a notice stating that the certificates or uncertificated shares are being surrendered or transferred, as the case may be, in connection with the petition referenced in section 2545 or, if no petition has theretofore been filed, the shareholder may file a petition within the 30-day period in the court praying that the fair value (as defined in this subchapter) of the shares be determined.

    (b) Effect of failure to give notice and surrender certificates. -- Any shareholder who does not so give notice and surrender any certificates or cause uncertificated shares to be transferred within such time period shall have no further right to receive, with respect to shares the certificates of which were not so surrendered or the uncertificated shares which were not so transferred under this section, payment under this subchapter from the controlling person or group with respect to the control transaction giving rise to the rights of the shareholder under this subchapter.

    (c) Escrow and notice. -- The court shall hold the certificates surrendered and the uncertificated shares transferred to it in escrow for, and shall promptly, following the expiration of the time period during which the certificates may be surrendered and the uncertificated shares transferred, provide a notice to the controlling person or group of the number of shares so surrendered or transferred.

    (d) Partial payment for shares. -- The controlling person or group shall then make a partial payment for the shares so surrendered or transferred to the court, within ten business days of receipt of the notice from the court, at a per-share price equal to the partial payment amount. The court shall then make payment as soon as practicable, but in any event within ten business days, to the shareholders who so surrender or transfer their shares to the court of the appropriate per-share amount received from the controlling person or group.

    (e) Appointment of appraiser. -- Upon receipt of any share certificate surrendered or uncertificated share transferred under this section, the court shall, as soon as practicable but in any event within 30 days, appoint an appraiser with experience in appraising share values of companies of like nature to the registered corporation to determine the fair value of the shares.

    (f) Appraisal procedure. -- The appraiser so appointed by the court shall, as soon as reasonably practicable, determine the fair value of the shares subject to its appraisal and the appropriate market rate of interest on the amount then owed by the controlling person or group to the holders of the shares. The determination of any appraiser so appointed by the court shall be final and binding on both the controlling person or group and all shareholders who so surrendered their share certificates or transferred their shares to the court, except that the determination of the appraiser shall be subject to review to the extent and within the time provided or prescribed by law in the case of other appointed judicial officers. See 42 Pa.C.S. SectionSection5105(a)(3) (relating to right to appellate review) and 5571(b) (relating to appeals generally).

    (g) Supplemental payment. -- Any amount owed, together with interest, as determined pursuant to the appraisal procedures of this section shall be payable by the controlling person or group after it is so determined and upon and concurrently with the delivery or transfer to the controlling person or group by the court (which shall make delivery of the certificate or certificates surrendered or the uncertificated shares transferred to it to the controlling person or group as soon as practicable but in any event within ten business days after the final determination of the amount owed) of the certificate or certificates representing shares surrendered or the uncertificated shares transferred to the court, and the court shall then make payment, as soon as practicable but in any event within ten business

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days  after receipt  of payment  from the  controlling person  or group,  to the shareholders who so surrendered or transferred their shares to the court of the appropriate per-share amount received from the controlling person or group.

    (h) Voting and dividend rights during appraisal proceedings. -- Shareholders who surrender their shares to the court pursuant to this section shall retain the right to vote their shares and receive dividends or other distributions thereon until the court receives payment in full for each of the shares so surrendered or transferred of the partial payment amount (and, thereafter, the controlling person or group shall be entitled to vote such shares and receive dividends or other distributions thereon). The fair value (as determined by the appraiser) of any dividends or other distributions so received by the shareholders shall be subtracted from any amount owing to such shareholders under this section.

    (i) Powers of the court. -- The court may appoint such agents, including the transfer agent of the corporation, or any other institution, to hold the share certificates so surrendered and the shares surrendered or transferred under this section, to effect any necessary change in record ownership of the shares after the payment by the controlling person or group to the court of the amount specified in subsection (h), to receive and disburse dividends or other distributions, to provide notices to shareholders and to take such other actions as the court determines are appropriate to effect the purposes of this subchapter.

    (j) Costs and expenses. -- The costs and expenses of any appraiser or other agents appointed by the court shall be assessed against the controlling person or group. The costs and expenses of any other procedure to determine fair value shall be paid as agreed to by the parties agreeing to the procedure.

    (k) Jurisdiction exclusive. -- The jurisdiction of the court under this subchapter is plenary and exclusive and the controlling person or group and all shareholders who so surrendered or transferred their shares to the court shall be made a party to the proceeding as in an action against their shares.

    (l) Duty of corporation. -- The corporation shall comply with requests for information, which may be submitted pursuant to procedures maintaining the confidentiality of the information, made by the court or the appraiser selected by the court. If any of the shares of the corporation are not represented by certificates, the transfer, escrow or retransfer of those shares contemplated by this section shall be registered by the corporation, which shall give the written notice required by section 1528(f) (relating to uncertificated shares) to the transferring shareholder, the court and the controlling shareholder or group, as appropriate in the circumstances.

    (m) Payment under optional procedure. -- Any amount agreed upon between the parties or determined pursuant to the procedure agreed upon between the parties shall be payable by the controlling person or group after it is agreed upon or determined and upon and concurrently with the delivery of any certificate or certificates representing such shares or the transfer of any uncertificated shares to the controlling person or group by the shareholder.

    (n) Title to shares. -- Upon full payment by the controlling person or group of the amount owed to the shareholder or to the court, as appropriate, the shareholder shall cease to have any interest in the shares.

    2548 COORDINATION WITH CONTROL TRANSACTION. -- (a) General rule. -- A person or group that proposes to engage in a control transaction may comply with the requirements of this subchapter in connection with the control transaction, and the effectiveness of the rights afforded in this subchapter to shareholders may be conditioned upon the consummation of the control transaction.

    (b) Notice. -- The person or group shall give prompt written notice of the satisfaction of any such condition to each shareholder who has made demand as provided in this subchapter.

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